                                 EXHIBIT 5.1

               [LETTERHEAD OF BLANK ROME COMISKY & McCAULEY LLP]



June 30, 1998



Genesis Health Ventures, Inc.
101 East State Street
Kennett Square, PA 19348

Gentlemen:

     We have acted as counsel to Genesis Health Ventures, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 609,942 shares of Series G Cumulative Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"). The Preferred Stock will be issued pursuant to the Agreement and Plan of Merger dated April 26, 1998 by and among the Company, Vitalink Pharmacy Services, Inc. and V Acquisition Corporation, a wholly-owned subsidiary of the Company, (the "Merger Agreement"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

     Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

     In rendering this opinion, we have examined the following documents: (i) the Company's Articles of Incorporation and Bylaws, (ii) the Company's Minute Books; (iii) the Registration Statement; (iv) the Merger Agreement; and (v) a certification from the Company's transfer agent. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. We have also assumed that prior to the issuance of the Preferred Stock, the Certificate of Designation of the Preferred Stock attached as Schedule I to the merger agreement (the "Certificate of Designation") will have been duly filed with the Department of State of the Commonwealth of Pennsylvania.

     We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the Commonwealth of Pennsylvania. In rendering this opinion we have assumed (i) compliance with all other laws, including federal laws and (ii) compliance with all Pennsylvania securities and antitrust laws.

     Based upon and subject to the foregoing, we are of the opinion (i) that the shares of Preferred Stock, when issued in accordance with the provision of the Merger Agreement and (ii) that the shares of the Company's Common Stock, par value $.02 per share, which may be issued upon conversion of the Preferred Stock, when issued by the Company in accordance with the provisions of the Certificate of Designation will be legally issued, fully paid and non-assessable.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement.

                              Sincerely,


                              /s/ Blank Rome Comisky & McCauley LLP
                              -------------------------------------
                              BLANK ROME COMISKY & McCAULEY LLP